4
1
<SROS>NASD
<REPORTING-OWNER>
  0001198704
  Director
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  Silicon Laboratories Inc.
  0001038074
  <IRS-NUMBER>74-2793174
</SUBJECT-COMPANY>
<PERIOD>04/24/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Cash, H. Berry
   c/o Interwest Partners
   13455 Noel Road #1670

   Dallas, TX  75240
2. Issuer Name and Ticker or Trading Symbol
   Silicon Laboratories Inc. (SLAB)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   4/24/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.0001 par value               04/24/03    S        15,000        D  $30.8240     350,000        D  Direct
Common Stock, $0.0001 par value                                                                  99,346         I  Grandchildren'sTr
                                                                                                                   ust
Common Stock, $0.0001 par value               01/13/03    G    V   20,000        D               10,000         I  Mary B. Cash Trus
                                                                                                                   t

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $31.1500        04/24/03       A         5,000                             (1)          04/24/13
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     04/24/03  Common Stock, $0.0001 par value5,000                     5,000         D   Direct
(right to buy)

Explanation of Responses:

(1)
The Option is immediately exercisable but the shares vest upon the optionee's completion of one year of board service measured from the grant date.

SIGNATURE OF REPORTING PERSON
/S/ By: Russell J. Brennan
    For: H. Berry Cash
DATE 04/24/03